Hanesbrands FAQs

Updated February 7, 2020 - New or updated information is in red

General and Current Period FAQs (Guidance comments as of February 7, 2020)

(1) Q: What is factored into your full-year 2020 guidance?
A: All year over year comparisons reference our rebased 2019, which adjusts for the exited C9 Champion program at Target and DKNY Intimates license (see question 4 below and Supplemental Table B dated February 7, 2020 on our investor relations website www.hanes.com/investors).

Revenue: Our full-year revenue guidance of $6.675 billion to $6.775 billion represents low-single-digit growth year over year. Our revenue guidance includes: (1) an F/X headwind of approximately $25 million, which is reflected in the International segment, and, (2) approximately $40 million from a 53rd week, which occurs in our fourth quarter. At the midpoint, our guidance implies constant-currency revenue growth of approximately 3%.

We expect Global Champion revenue to increase 10% over last year. By segment, we expect full-year U.S. Innerwear revenue of approximately $2.22 billion to approximately $2.27 billion, which represents growth of between approximately (1%) to +1%. At the midpoint, U.S. Activewear’s revenue is expected to increase approximately 3.5% to approximately $1.55 billion. At the midpoint, our International segment revenue is expected to be approximately $2.65 billion, an increase of approximately 5% on a reported basis and approximately 6% on a constant-currency basis.

Operating Profit (GAAP and Adjusted): Our full-year Adjusted Operating Profit guidance of $900 million to $930 million excludes all pretax restructuring and other action-related charges. It includes an F/X headwind of approximately $3 million. At the midpoint, our guidance implies Adjusted Operating Margin is up approximately 50 basis points over prior year. Our full-year GAAP Operating Profit guidance of $850 million to $880 million incorporates our Adjusted Operating Profit guidance as well as our assumption of approximately $50 million of pretax restructuring and other action-related charges.

Interest/Other Expenses and Tax Rate: Our guidance assumes approximately $185 million of Interest and Other expenses as well as a tax rate of approximately 14.5%.

EPS (GAAP and Adjusted): At the mid-point, our guidance implies full-year GAAP and Adjusted Net Income of approximately $582 million and $625 million, respectively. Our full-year GAAP EPS guidance is $1.60 to $1.68. Our Adjusted EPS guidance, which excludes all pretax restructuring and other action-related charges, is $1.72 to $1.80, representing an increase of approximately 12% to 18% over prior year. Both ranges are based on diluted shares outstanding of approximately 354 million.

Cash flow from operations: Our full-year cash flow from operations guidance is $700 million to $800 million. Consistent with our normal seasonality, we expect cash flow from operations to be a use in the first half. Our capital expenditure guidance is approximately $100 million.

Pretax expenses: Our guidance reflects approximately $50 million of pretax restructuring and other expenses, or approximately $43 million after-tax, of which approximately $30 million are cash. These charges reflect: (1) the completion of our previously announced 2019 supply chain restructuring actions, which were previously announced; (2) costs associated with exiting the C9 Champion program at Target and the DKNY Intimates license; and, (3) additional restructuring actions, referred to as our 2020 restructuring plan, to further reduce costs, primarily within our supply chain.

In isolation (for example, excluding other changes such as business mix, inflation, deflation, pricing, etc.), we would expect the actions from our 2020 restructuring plan to deliver approximately $40 million of incremental operating profit, with approximately $30 million coming in 2021 and the remaining approximately $10 million coming in 2022. These expected savings are in addition to the expected savings from our 2019 restructuring plan. The costs associated with our 2020 restructuring plan are expected to be approximately $40 million in total, with approximately $30 million in 2020 and the remaining approximately $10 million in 2021. As a reminder, our 2019 restructuring plan, which focused principally on our Western Hemisphere supply chain network, consisted of actions and associated costs in 2019 and 2020 that were anticipated to yield cost savings in 2020 and 2021 (see prior FAQ documents).

(2) Q: What is factored into your Q1 2020 guidance?
A: All year over year comparisons reference our rebased 2019, which adjusts for the exited C9 Champion program at Target and DKNY Intimates license (see question 4 below and Supplemental Table B dated February 7, 2020 on our investor relations website www.hanes.com/investors).

We expect total net sales of $1.466 billion to $1.496 billion. This includes an approximate $14 million headwind from the effects of foreign exchange rates as compared to last year. The foreign exchange impact is reflected within the International segment. At the midpoint, our revenue guidance implies constant-currency revenue is consistent year over year, or down approximately 1% on a reported basis.

Our guidance for GAAP Operating Profit is $118 million to $128 million. Our guidance for Adjusted Operating Profit, which excludes approximately $27 million of pretax restructuring and other expenses, is $145 million to $155 million. Our first quarter operating profit guidance includes an expected F/X headwind of approximately $1 million. At the midpoint, our guidance implies Adjusted Operating Margin is consistent with prior year.

With respect to our segments, in U.S. Innerwear our first quarter guidance assumes revenue of approximately $440 million to approximately $450 million, which represents a decline of approximately 3% to 6% as compared to prior year. Our U.S. Innerwear revenue assumptions include: (1) headwinds from door closings; (2) the anniversary of a significant space increase at a large value retailer where we displaced a sock competitor in the first quarter last year; and, (3) continued short-term disruption in our Basics business from store resets at a large mass retailer. Our first quarter guidance assumes a decline in U.S. Innerwear’s operating margin as compared to last year.

At the midpoint, we expect U.S. Activewear revenue to increase approximately 4.5% to approximately $335 million and its operating margin to expand as compared to last year. At the midpoint, our International segment reported revenue is expected to be consistent year over year, or up approximately 2% on a constant currency basis, due to the timing of our Asia distribution expansion this year and last year. We expect International’s operating margin to decline over prior year due to increased investments in the quarter to support this year’s distribution expansion in Asia as well as short-term transactional F/X cost pressures. We anticipate implementing price increases in certain International markets to offset the transactional F/X cost pressures.

Our guidance assumes Interest and Other expenses of approximately $46 million and a tax rate of approximately 14.5%. Our guidance for GAAP EPS is $0.17 to $0.20. Our guidance for Adjusted EPS, which excludes pretax restructuring and other expenses, is $0.23 to $0.26, representing an increase of 5% to 18% over prior year. Both ranges are based on diluted shares outstanding of approximately 357 million for the quarter.

(3) Q: Why did you revise portions of your financial statements?
A: During the course of preparing the year-end financial statements, we identified prior period tax errors related to intercompany inventory transactions and put in place new processes to address the issue. We also revised prior period financial statements to correct these errors and other immaterial out-of-period items.

All of these items had a minor cumulative earnings-per-share impact of $0.01 over the three year period from 2017 through 2019. We have provided revised 2018 and 2019 quarterly P&L’s in Supplemental Table A dated February 7, 2020, on our investor relations website (www.hanes.com/investors), and additional information will be provided in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019. We do not believe this corrected intercompany tax accounting process will impact our tax rate going forward, which we continue to expect to be at a mid-teens rate. While these tax errors led to the identification of control deficiencies that constituted a material weakness in our internal control over financial reporting, we have and will continue to refine and enhance the design and operation of our controls related to these areas. We intend to implement these enhancements to the design and operation of our controls during fiscal year 2020.

(4) Q: Can you provide any additional information regarding the exited programs in 2019?
A: Supplemental Table B - Rebased Information dated February 7, 2020 can be found on our investor relations website (www.hanes.com/investors). Supplemental Table B provides a quarterly rebased P&L and rebased revenue and operating profit for our Innerwear and Activewear segments for 2019. This table reflects the exited C9 Champion program at Target and the DKNY Intimates license.

(5) Q: Do you have an update on C9 Activewear?
A: Our C9 Champion activewear program at Target exceeded our sales expectation in 2019, which we believe is an indication of the strong brand equity C9 Champion has with consumers. We are in final discussions with a new partner. We expect the initial program to be small with minimal revenue in the second half of 2020, which is reflected in our current guidance. This program has the potential to ramp to become larger over time. We will provide more specifics in the coming months.

(6) Q: Are you impacted by the increased tariffs on products coming into the U.S. from China?
A: Unlike the vast majority of the apparel industry, our exposure to China is minimal. We do not own any manufacturing operations in China. Of our third-party sourced units for the U.S. market, China represents less than 3% of our U.S. costs. We have action plans in place that are expected to further reduce imports from China to the U.S. over the next 12 - 18 months.

(7) Q: What is your long-term capital allocation strategy and what are your priorities for 2020?
A: Our long-term capital allocation strategy is to effectively deploy our significant, consistent cash flow to generate the best long-term returns for our shareholders. Over time, our goal is for our leverage ratio of net debt-to-adjusted EBITDA to be in a range of 2 to 3 times. Our strategy is to use our cash flow from operations to first fund capital investments and our dividend. When we are within our targeted leverage range, we intend to use debt for acquisitions and use excess free cash flow, which is defined as cash from operations less capital expenditures and dividends, to repurchase stock. When we are outside of our targeted leverage range, we plan to use excess free cash flow to pay down debt.

For 2020, given our leverage is currently within our long-term range, our priority for our excess free cash flow is to repurchase stock. Our 2020 earnings per share guidance includes approximately $200 million of planned share repurchases.

(8) Q: Do you believe your business model can continue to deliver long-term double-digit total shareholder returns?
A: Yes. We continue to diversify our business model to be in a position to provide more consistent organic revenue growth and optimize our strong cash flow. Over the past several years, we have significantly diversified our business model by investing in our core brands, investing in our online operations, and investing in international expansion to provide us with multiple paths for delivering growth and long-term shareholder returns. We believe we have diversified in a way that the combination of our organic and acquisition strategies provides us the ability to deliver revenue and EPS growth regardless of short-term challenges. And when you layer on the returns from deploying our significant levels of cash flow, we believe we are well positioned for long-term double-digit total shareholder returns.

(9) Q: How does a change in currency exchange rates impact your financial results?
A: Changes in exchange rates between the U.S. Dollar and other currencies can impact our financial results in two ways; a translation impact and a transaction impact. The translation impact refers to the impact that changes in exchange rates can have on our published financial results. Similar to many multi-national corporations that publish financial results in U.S. Dollars, our revenue and profit earned in local foreign currencies is translated back into U.S. Dollars using an average exchange rate over the representative period. A period of strengthening in the U.S. Dollar results in a negative impact to our published financial results (because it would take more units of a local currency to convert into a dollar). The opposite is true during a period of weakening in the U.S. Dollar. The transaction impact on financial results is common for apparel companies that source goods because these goods are purchased in U.S. Dollars. The transaction impact from a strengthening dollar would be negative to our financial results (because the U.S. Dollar-based costs would convert into a higher amount of local currency units, which means a higher local-currency cost of goods, and in turn, a lower local-currency gross profit). The transaction impact from exchange rates is typically recovered over time with price increases. However, during periods of rapid change in exchange rates, pricing is unable to change quickly enough. In these situations, it could make sense to hedge the exchange rate exposure in sourcing costs.

***For prior FAQs please see our prior Securities and Exchange Commission reports, including our Current Reports on Form 8-K.***
# # #
Charges for Actions and Reconciliation to GAAP Measures
To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA and net debt.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in 2018 primarily represent: acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions taken in 2019 primarily represent supply chain network changes, program exist costs and overhead reduction as well as completion of outstanding acquisition integration. Charges for actions expected to be taken in 2020 primarily represent supply chain restructuring and program exit costs. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges related to the integration of recently acquired businesses. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

We have chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. We believe these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

We have also chosen to present EBITDA, adjusted EBITDA and the ratio of net debt to adjusted EBITDA to investors because we consider these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Net debt is defined as total debt less cash and cash equivalents. We believe that these metrics are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses the ratio of net debt to adjusted EBITDA for planning purposes in connection with setting our capital allocation strategy. These metrics should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

In addition, with respect to 2020 financial guidance, we have chosen to present certain year over year comparisons with respect to our rebased 2019 business, which excludes the exited C9 Champion program and DKNY license. We believe this information is useful to management and investors to facilitate a more meaningful comparison of the results of the company’s ongoing business between 2019 and 2020.

We are a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to our reported operating results, we also present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation. We believe this information is useful to management and investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
Organic sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date.

We believe constant currency and organic sales information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies. See our press release dated February 7, 2020 to reconcile quarterly and full-year non-GAAP performance measures to the most directly comparable GAAP measure, as well as to reconcile year over year comparisons based on our rebased 2019 business. A copy of the press release is available at www.Hanes.com/investors.

Cautionary Statement Concerning Forward-Looking Statements
These FAQs certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding 2020 financial guidance, statements regarding outlook for Champion brand growth, statements regarding our outlook for future cash flow growth and share repurchases and assumptions regarding consumer behavior, foreign exchange rates and channel disruption and future retail door closures are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; our ability to properly manage strategic projects in order to achieve the desired results; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; the existence of a material weakness in our internal control over financial reporting; ; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

Supplemental A - p. 1
February 7, 2020
HANESBRANDS INC.
Condensed Consolidated Statements of Income and Supplemental Financial Information*
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended				Year Ended	Quarters Ended				Year Ended
	March 31, 2018	June 30, 2018	September 29, 2018	December 29, 2018	December 29, 2018	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Net sales	$1,471,504	$1,715,443	$1,848,707	$1,768,301	$6,803,955	$1,588,024	$1,760,927	$1,866,967	$1,751,005	$6,966,923
Cost of sales	893,408	1,056,312	1,136,872	1,064,144	4,150,736	967,993	1,085,404	1,149,934	1,044,262	4,247,593
Gross profit	578,096	659,131	711,835	704,157	2,653,219	620,031	675,523	717,033	706,743	2,719,330
As a % of net sales	39.3%	38.4%	38.5%	39.8%	39.0%	39.0%	38.4%	38.4%	40.4%	39.0%
Selling, general and administrative expenses	432,863	439,893	455,778	460,034	1,788,568	470,387	445,923	449,962	463,328	1,829,600
As a % of net sales	29.4%	25.6%	24.7%	26.0%	26.3%	29.6%	25.3%	24.1%	26.5%	26.3%
Operating profit	145,233	219,238	256,057	244,123	864,651	149,644	229,600	267,071	243,415	889,730
As a % of net sales	9.9%	12.8%	13.9%	13.8%	12.7%	9.4%	13.0%	14.3%	13.9%	12.8%
Other expenses	5,761	6,570	7,285	6,779	26,395	7,451	8,249	8,066	7,658	31,424
Interest expense, net	45,763	48,430	52,795	47,687	194,675	48,059	46,522	43,091	40,907	178,579
Income before income tax expense	93,709	164,238	195,977	189,657	643,581	94,134	174,829	215,914	194,850	679,727
Income tax expense	14,907	24,211	25,168	39,629	103,915	13,046	25,274	30,823	9,864	79,007
Net income	$78,802	$140,027	$170,809	$150,028	$539,666	$81,088	$149,555	$185,091	$184,986	$600,720

Earnings per share:
Basic	$0.22	$0.39	$0.47	$0.41	$1.48	$0.22	$0.41	$0.51	$0.51	$1.65
Diluted	$0.22	$0.39	$0.47	$0.41	$1.48	$0.22	$0.41	$0.51	$0.51	$1.64

Diluted earnings per share - as previously reported	$0.22	$0.39	$0.47	$0.44	$1.52	$0.22	$0.42	$0.51	NA	NA

Weighted average shares outstanding:
Basic	361,882	362,011	363,510	364,003	363,513	364,570	364,637	364,743	364,885	364,709
Diluted	363,291	363,254	364,638	364,748	364,505	365,299	365,537	365,597	365,644	365,519

	Quarters Ended				Year Ended	Quarters Ended				Year Ended
	March 31, 2018	June 30, 2018	September 29, 2018	December 29, 2018	December 29, 2018	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Segment operating profit:
Innerwear	$101,419	$159,129	$132,244	$134,039	$526,831	$104,626	$149,530	$121,467	$140,368	$515,991
Activewear	38,287	57,508	93,605	78,028	267,428	43,593	68,779	97,314	71,633	281,319
International	77,061	76,558	99,624	98,526	351,769	99,773	81,078	107,168	96,765	384,784
Other	2,627	7,160	8,400	7,161	25,348	754	6,032	9,643	8,400	24,829
General corporate expenses/other	(54,544)	(55,952)	(57,084)	(58,947)	(226,527)	(77,729)	(63,210)	(58,584)	(54,184)	(253,707)
Restructuring and other action-related charges	(19,617)	(25,165)	(20,732)	(14,684)	(80,198)	(21,373)	(12,609)	(9,937)	(19,567)	(63,486)
Total operating profit	$145,233	$219,238	$256,057	$244,123	$864,651	$149,644	$229,600	$267,071	$243,415	$889,730

*The above information reflects revisions referred to in question 3 of the FAQ document dated February 7, 2020, which can be found on www.hanes.com/investors. Segment and total company net sales were not impacted by the revisions.

Supplemental A - p. 2
February 7, 2020

HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures*
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended				Year Ended	Quarters Ended				Year Ended
	March 31, 2018	June 30, 2018	September 29, 2018	December 29, 2018	December 29, 2018	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Gross profit, as reported under GAAP	$578,096	$659,131	$711,835	$704,157	$2,653,219	$620,031	$675,523	$717,033	$706,743	$2,719,330
Restructuring and other action-related charges	10,753	11,083	11,760	4,759	38,355	17,692	12,598	9,424	18,553	58,267
Gross profit, as adjusted	$588,849	$670,214	$723,595	$708,916	$2,691,574	$637,723	$688,121	$726,457	$725,296	$2,777,597
As a % of net sales	40.0%	39.1%	39.1%	40.1%	39.6%	40.2%	39.1%	38.9%	41.4%	39.9%

Selling, general and administrative expenses, as reported under GAAP	$432,863	$439,893	$455,778	$460,034	$1,788,568	$470,387	$445,923	$449,962	$463,328	$1,829,600
Restructuring and other action-related charges	(8,864)	(14,082)	(8,972)	(9,925)	(41,843)	(3,681)	(11)	(513)	(1,014)	(5,219)
Selling, general and administrative expenses, as adjusted	$423,999	$425,811	$446,806	$450,109	$1,746,725	$466,706	$445,912	$449,449	$462,314	$1,824,381
As a % of net sales	28.8%	24.8%	24.2%	25.5%	25.7%	29.4%	25.3%	24.1%	26.4%	26.2%

Operating profit, as reported under GAAP	$145,233	$219,238	$256,057	$244,123	$864,651	$149,644	$229,600	$267,071	$243,415	$889,730
Restructuring and other action-related charges included in gross profit	10,753	11,083	11,760	4,759	38,355	17,692	12,598	9,424	18,553	58,267
Restructuring and other action-related charges included in SG&A	8,864	14,082	8,972	9,925	41,843	3,681	11	513	1,014	5,219
Operating profit, as adjusted	$164,850	$244,403	$276,789	$258,807	$944,849	$171,017	$242,209	$277,008	$262,982	$953,216
As a % of net sales	11.2%	14.2%	15.0%	14.6%	13.9%	10.8%	13.8%	14.8%	15.0%	13.7%

Net income, as reported under GAAP	$78,802	$140,027	$170,809	$150,028	$539,666	$81,088	$149,555	$185,091	$184,986	$600,720
Restructuring and other action-related charges:
Restructuring and other action-related charges included in gross profit	10,753	11,083	11,760	4,759	38,355	17,692	12,598	9,424	18,553	58,267
Restructuring and other action-related charges included in SG&A	8,864	14,082	8,972	9,925	41,843	3,681	11	513	1,014	5,219
Debt refinance charges included in other expenses	(50)	14	—	—	(36)	—	—	—	—	—
Tax effect on actions and other tax adjustments	(3,131)	(3,726)	(3,089)	(1,678)	(11,624)	(3,013)	(1,778)	(1,402)	(16,309)	(22,502)
Net income, as adjusted	$95,238	$161,480	$188,452	$163,034	$608,204	$99,448	$160,386	$193,626	$188,244	$641,704

Diluted earnings per share, as reported under GAAP[1]	$0.22	$0.39	$0.47	$0.41	$1.48	$0.22	$0.41	$0.51	$0.51	$1.64
Restructuring and other action-related charges	0.05	0.06	0.05	0.04	0.19	0.05	0.03	0.02	0.01	0.11
Diluted earnings per share, as adjusted	$0.26	$0.44	$0.52	$0.45	$1.67	$0.27	$0.44	$0.53	$0.51	$1.76

1	Results may not be additive due to rounding.

*The above information reflects revisions referred to in question 3 of the FAQ document dated February 7, 2020, which can be found on www.hanes.com/investors. Segment and total company net sales were not impacted by the revisions.

Supplemental B - p. 1
February 7, 2020

REBASED FOR EXITED PROGRAMS
HANESBRANDS INC.
Condensed Consolidated Statements of Income - REBASED*
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Net sales	$1,493,920	$1,642,217	$1,748,269	$1,663,070	$6,547,476
Cost of sales	886,085	989,265	1,058,102	968,288	3,901,740
Gross profit	607,835	652,952	690,167	694,782	2,645,736
As a % of net sales	40.7%	39.8%	39.5%	41.8%	40.4%
Selling, general and administrative expenses	457,741	436,200	440,431	453,007	1,787,379
As a % of net sales	30.6%	26.6%	25.2%	27.2%	27.3%
Operating profit	150,094	216,752	249,736	241,775	858,357
As a % of net sales	10.0%	13.2%	14.3%	14.5%	13.1%
Other expenses	7,451	8,249	8,066	7,658	31,424
Interest expense, net	48,059	46,522	43,091	40,907	178,579
Income before income tax expense	94,584	161,981	198,579	193,210	648,354
Income tax expense	13,109	23,462	28,377	24,932	89,880
Net income	$81,475	$138,519	$170,202	$168,278	$558,474

Earnings per share:
Basic	$0.22	$0.38	$0.47	$0.46	$1.53
Diluted	$0.22	$0.38	$0.47	$0.46	$1.53

Weighted average shares outstanding:
Basic	364,570	364,637	364,743	364,885	364,709
Diluted	365,299	365,537	365,597	365,644	365,519

*This information reflects Hanesbrands' Condensed Consolidated Statements of Income on a rebased basis to reflect adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license.

Supplemental B - p. 2
February 7, 2020
REBASED FOR EXITED PROGRAMS
HANESBRANDS INC.
Supplemental Financial Information - REBASED*
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Net sales, as reported under GAAP	$1,588,024	$1,760,927	$1,866,967	$1,751,005	$6,966,923
Net sales from exited programs	(94,104)	(118,710)	(118,698)	(87,935)	(419,447)
Net sales, rebased	$1,493,920	$1,642,217	$1,748,269	$1,663,070	$6,547,476

Gross profit, as reported under GAAP	$620,031	$675,523	$717,033	$706,743	$2,719,330
Restructuring and other action-related charges	17,692	12,598	9,424	18,553	58,267
Gross profit on exited programs	(29,888)	(35,169)	(36,290)	(30,514)	(131,861)
Adjusted gross profit, rebased	$607,835	$652,952	$690,167	$694,782	$2,645,736
As a % of net sales, rebased	40.7%	39.8%	39.5%	41.8%	40.4%

Selling, general and administrative expenses, as reported under GAAP	$470,387	$445,923	$449,962	$463,328	$1,829,600
Restructuring and other action-related charges	(3,681)	(11)	(513)	(1,014)	(5,219)
Selling, general and administrative expenses related to exited programs	(8,965)	(9,712)	(9,018)	(9,307)	(37,002)
Adjusted selling, general and administrative expenses, rebased	$457,741	$436,200	$440,431	$453,007	$1,787,379
As a % of net sales, rebased	30.6%	26.6%	25.2%	27.2%	27.3%

Operating profit, as reported under GAAP	$149,644	$229,600	$267,071	$243,415	$889,730
Restructuring and other action-related charges included in gross profit	17,692	12,598	9,424	18,553	58,267
Restructuring and other action-related charges included in SG&A	3,681	11	513	1,014	5,219
Gross profit on exited programs	(29,888)	(35,169)	(36,290)	(30,514)	(131,861)
Selling, general and administrative expenses related to exited programs	8,965	9,712	9,018	9,307	37,002
Adjusted operating profit, rebased	$150,094	$216,752	$249,736	$241,775	$858,357
As a % of net sales, rebased	10.0%	13.2%	14.3%	14.5%	13.1%

Net income, as reported under GAAP	$81,088	$149,555	$185,091	$184,986	$600,720
Restructuring and other action-related charges included in gross profit	17,692	12,598	9,424	18,553	58,267
Restructuring and other action-related charges included in SG&A	3,681	11	513	1,014	5,219
Gross profit on exited programs	(29,888)	(35,169)	(36,290)	(30,514)	(131,861)
Selling, general and administrative expenses related to exited programs	8,965	9,712	9,018	9,307	37,002
Tax effect on actions and other tax adjustments	(63)	1,812	2,446	(15,068)	(10,873)
Adjusted net income, rebased	$81,475	$138,519	$170,202	$168,278	$558,474

Diluted earnings per share, as reported under GAAP[1]	$0.22	$0.41	$0.51	$0.51	$1.64
Restructuring and other action-related charges	0.05	0.03	0.02	0.01	0.11
Exited programs	(0.05)	(0.06)	(0.06)	(0.05)	(0.23)
Adjusted diluted earnings per share, rebased	$0.22	$0.38	$0.47	$0.46	$1.53

1	Results may not be additive due to rounding.

*This information reconciles Hanesbrands' GAAP measures to measures on a rebased basis to reflect adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license.

Supplemental B - p. 3
February 7, 2020

REBASED FOR EXITED PROGRAMS
HANESBRANDS INC.
Supplemental Financial Information - REBASED*
(in thousands)
(Unaudited)

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Innerwear net sales:
As reported	$475,945	$678,604	$578,453	$569,630	$2,302,632
Less:
C9 Champion	6,731	12,765	13,262	9,533	42,291
DKNY Intimates	2,800	8,362	2,906	1,795	15,863
Rebased Innerwear net sales	$466,414	$657,477	$562,285	$558,302	$2,244,478

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Innerwear operating profit:
As reported	$104,626	$149,530	$121,467	$140,368	$515,991
Less:
C9 Champion	2,305	4,387	4,655	3,630	14,977
DKNY Intimates	(805)	(1,854)	(959)	(1,207)	(4,825)
Rebased Innerwear operating profit	$103,126	$146,997	$117,771	$137,945	$505,839

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Activewear net sales:
As reported	$405,340	$448,277	$548,117	$452,970	$1,854,704
Less:
C9 Champion	84,573	97,583	102,530	76,607	361,293
Rebased Activewear net sales	$320,767	$350,694	$445,587	$376,363	$1,493,411

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Activewear operating profit:
As reported	$43,593	$68,779	$97,314	$71,633	$281,319
Less:
C9 Champion	19,423	22,924	23,576	18,784	84,707
Rebased Activewear operating profit	$24,170	$45,855	$73,738	$52,849	$196,612

*This information reflects Hanesbrands' supplemental financial information on a rebased basis to reflect adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license.